Exhibit 99.1

NEWS RELEASE

CHIEF OPERATING OFFICER PROMOTION STRENGTHENS SANDRIDGE’S

EXECUTIVE LEADERSHIP TEAM

Oklahoma City, Oklahoma, April 3, 2024 / PRNewswire / — SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced that Dean Parrish has been appointed to serve as the Company’s Senior Vice President and Chief Operating Officer effective April 1, 2024.

Mr. Parrish, age 36, has worked at the Company since January 2012 starting as a Senior Production Engineer until June 2015. Mr. Parrish served as the Company’s Operating Manager in February 2020 and became the Vice President of Operations in March 2021. On March 13, 2022, Mr. Parrish was promoted to Senior Vice President, Operations. Prior to joining the Company in January 2012, Mr. Parrish was employed at EXCO Resources, Inc. as a Production Engineer. Mr. Parrish earned his Bachelor of Science in Petroleum Engineering from the University of Oklahoma.

Jonathan Frates, Chairman of the Company’s Board, commented “We are extremely pleased to appoint Dean as our Chief Operating Officer. He will bring his experience and knowledge to his new role and will help us maximize shareholder value at SandRidge.”

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, acquisition, and production of oil and gas assets. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave., Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com